Exhibit 99.1

Smith Douglas Homes Reports First Quarter 2024 Results

ATLANTA, May 14, 2024 (Business Wire) – Smith Douglas Homes Corp. (NYSE: SDHC) (“Smith Douglas” or the “Company”) today announced first quarter results for the three months ended March 31, 2024.

Q1 2024 Results as compared to Q1 2023:
•	Net new orders increased 15% to 765
•	Home closings increased 13% to 566
•	Revenue increased 13% to $189.2 million
•	Pre-tax income of $21.4 million
•	Earnings of $0.33 per diluted share
•	Backlog homes increased 19% to 1,110
•	Sales value of backlog homes increased 25% to $381.2 million
•	Debt-to-book capitalization of 1.3%
•	Active community count increased 49% to 70 at quarter end
•	Total controlled lots increased 82% to 14,117

Greg Bennett, Vice Chairman and Chief Executive Officer, commented, “We are pleased by the results this quarter, our first as a public company, during which we completed our IPO in January and concurrently amended and increased the size of our credit facility.  We achieved our sales and closings expectations and continue to produce excellent gross margins, coming in at 26.1% for the period.”

Mr. Bennett continued, “During the quarter we also had the opportunity to expand our footprint by contracting for lots in the Central Georgia market in Houston County which includes Perry and Warner Robbins and the surrounding submarket as well as in Chattanooga, Tennessee. We intend to leverage our expansive operations in our Atlanta Division as we scale up the R-teams in these markets.”

Russ Devendorf, Executive Vice President and Chief Financial Officer added, “Having our capital markets transactions behind us, we are in a strong financial position and can now focus on executing our growth strategy.  We finished the quarter with almost $33 million of cash, $333 million of stockholders’ equity and zero borrowings under our $250 million unsecured credit facility resulting in a negative net debt position with a net debt-to-net book capitalization of (9.4)%.”

Conference Call & Webcast Information
Management will host a conference call to discuss the Company’s results at 8:30 a.m. Eastern Time on May 14, 2024. Interested parties can dial in using the numbers below or access the call via a webcast link provided in the investor relations section of the company’s website.

Dial-in Numbers:
Toll Free - North America (+1) 800-715-9871
International: (+1) 646-307-1963
Conference ID: 4493724

Replay Numbers:
Toll Free - North America: (+1) 800-770-2030
Playback Passcode: 4493724
Replay will expire 7 days following the event

About Smith Douglas Homes
Headquartered in Atlanta, Georgia, Smith Douglas Homes completed its initial public offering in January 2024. Since its inception, Smith Douglas has been entrusted by over 13,000 families to fulfill their new home dreams. Ranked a top 50 builder nationally for several years and with 2,297 closings in 2023, Smith Douglas currently holds the #36 position on the Builder Magazine Top 100 list. The Smith Douglas communities are primarily targeted to entry-level and empty-nest homebuyers looking to purchase a new home priced below the Federal Housing Administration loan limit in the metro areas of Atlanta, Birmingham, Charlotte, Houston, Huntsville, Nashville, and Raleigh. Smith Douglas offers its homebuyers a personalized, affordable-luxury buying experience at attractive prices.

Investor Relations
Drew Mackintosh
(310) 924-9036
ir@smithdouglas.com

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Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements regarding the Company’s performance, growth, strategic opportunities, and financial position. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023, as the same may be updated from time to time in our subsequent filings with the Securities and Exchange Commission. These forward-looking statements are based on management’s current estimates and expectations. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.

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Smith Douglas Homes
Condensed Consolidated Statements of Income
(Unaudited, in thousands, except share and per share amounts)

	Three months ended March 31,
	2024	2023
Home closing revenue	$189,209	$168,144
Cost of home closings	139,749	119,611
Home closing gross profit	49,460	48,533

Selling, general and administrative costs	27,541	19,794
Equity in income from unconsolidated entities	(184)	(210)
Interest expense	698	245
Other income, net	(2)	(122)
Income before income taxes	21,407	28,826
Provisions for income taxes	921	—
Net income	20,486	$28,826
Net income attributable to non-controlling interests and LLC members prior to IPO	17,514
Net income attributable to Smith Douglas Homes Corp.	$2,972

	Period from January 11, 2024 to March 31, 2024
Earnings per share:
Basic	$0.34
Diluted	$0.33
Weighted average shares of common stock outstanding:
Basic	8,846,154
Diluted	51,410,397

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Smith Douglas Homes
Condensed Consolidated Balance Sheets
(Unaudited, in thousands, except share and per share amounts)

	March 31, 2024	December 31, 2023
Assets
Cash and cash equivalents	$32,778	$19,777
Real estate inventory	234,080	213,104
Deposits on real estate under option or contract	64,770	57,096
Real estate not owned	13,617	16,815
Property and equipment, net	1,634	1,543
Goodwill	25,726	25,726
Deferred tax asset, net	13,054	—
Other assets	15,591	18,631
Total assets	$401,250	$352,692
Liabilities and Stockholders’/Members’ Equity
Liabilities:
Accounts payable	$11,510	$17,318
Customer deposits	8,989	7,168
Notes payable	4,247	75,627
Liabilities related to real estate not owned	13,617	16,815
Accrued expenses and other liabilities	19,371	26,861
Tax receivable agreement liability	10,401	—
Total liabilities	68,135	143,789
Commitments and contingencies (Note 15)
Members’ equity:
Class A units	—	206,303
Class C units	—	2,000
Class D units	—	600
Total members’ equity	—	208,903
Stockholders’ equity:
Preferred stock, $0.0001 par value – 10,000,000 shares authorized; none issued and outstanding as of March 31, 2024	—	—
Class A common stock, $0.0001 par value – 250,000,000 shares authorized; 8,846,154 shares issued and outstanding as of March 31, 2024	1	—
Class B common stock, $0.0001 par value – 100,000,000 shares authorized; 42,435,897 shares issued and outstanding as of March 31, 2024	4	—
Additional paid-in capital	56,746	—
Retained earnings	2,972	—
Total stockholders’ equity attributable to Smith Douglas Homes Corp.	59,723	—
Non-controlling interests attributable to Smith Douglas Holdings LLC	273,392	—
Total members’/stockholders’ equity	333,115	208,903
Total liabilities and stockholders’/members’ equity	$401,250	$352,692

Smith Douglas Homes
Summary Cash Flow Information
(unaudited, dollars in thousands)

Three months ended March 31,	2024	2023
	Amount	Amount
Cash (used in) provided by operating activities	$(9,273)	$26,555
Cash (used in) provided by investing activities	$(430)	$38
Cash provided by (used in) financing activities	$22,704	$(43,800)
Net increase (decrease) in cash and cash equivalents	$13,001	$(17,207)

Smith Douglas Homes
Selected Other Operating Data
(unaudited, dollars in thousands)

Three months ended March 31,	2024	2023	Period over period change
	Amount	Amount	Amount	Percent
Home closings	566	500	66	13.2%
ASP of homes closed	$334	$336	$(2)	(0.6)%
Net new home orders	765	664	101	15.2%
Contract value of net new home orders	$259,440	$215,118	$44,322	20.6%
ASP of net new home orders	$339	$324	$15	4.6%
Cancellation rate(1)	10.6%	8.9%	1.7%	19.1%
Backlog homes (period end)(2)	1,110	934	176	18.8%
Contract value of backlog homes (period end)	$381,155	$305,643	$75,512	24.7%
ASP of backlog homes (period end)	$343	$327	16	4.9%
Active communities (period end)(3)	70	47	23	48.9%
Controlled lots:
Homes under construction	896	638	258	40.4%
Owned lots	693	370	323	87.3%
Optioned lots	12,528	6,734	5,794	86.0%
Total controlled lots	14,117	7,742	6,375	82.3%
[nm*  Not meaningful]
1.	The cancellation rate is the total number of cancellations during the period divided by the total gross new home orders during the period.
2.
Backlog homes (period end) is the number of homes in backlog from the previous period plus the number of net new home orders generated during the current period minus the number of homes closed during the current period.

3.	A community becomes active once the model is completed or the community has its first sale. A community becomes inactive when it has fewer than two homes remaining to sell.

Smith Douglas Homes
Selected Financial Information by Segment
(unaudited, dollars in thousands)

Three months ended March 31,	2024			2023
	Home closing revenue	Home closings	ASP of homes closed	Home closing revenue	Home closings	ASP of homes closed
Alabama	$39,655	132	$300	$24,067	81	$297
Atlanta	62,620	183	342	76,174	235	324
Charlotte	13,464	34	396	12,502	33	379
Houston	24,030	74	325	—	—	—
Nashville	22,030	63	349	23,889	65	368
Raleigh	27,410	80	343	31,512	86	366
Total	$189,209	566	$334	$168,144	500	$336

As of March 31,	2024			2023			Period over period change
	Backlog homes	Contract value of backlog homes	ASP of backlog homes	Backlog homes	Contract value of backlog homes	ASP of backlog homes	Backlog homes	Contract value of backlog homes	ASP of backlog homes
Alabama	172	$52,198	$303	151	$43,928	$291	21	$8,270	$12
Atlanta	434	151,356	349	445	140,209	315	(11)	11,147	34
Charlotte	93	36,143	389	79	28,229	357	14	7,914	32
Houston	197	63,839	324	—	—	—	197	63,839	324
Nashville	68	25,531	375	116	42,110	363	(48)	(16,579)	12
Raleigh	146	52,088	357	143	51,167	358	3	921	(1)
Total	1,110	$381,155	$343	934	$305,643	$327	176	$75,512	$16

Three months ended March 31,	2024	2023	Period over period change
Net income:
Alabama	$4,604	$2,241	$2,363
Atlanta	14,571	19,549	(4,978)
Charlotte	1,624	1,933	(309)
Houston	3,366	—	3,366
Nashville	2,313	3,231	(918)
Raleigh	4,810	7,231	(2,421)
Segment total	31,288	34,185	(2,897)
Corporate(1)	(10,802)	(5,359)	(5,443)
Total	$20,486	$28,826	$(8,340)
(1)
Corporate primarily includes corporate overhead costs, such as payroll and benefits, business insurance, information technology, office costs, outside professional services and travel costs, and certain other amounts that are not allocated to the reportable segments.

Non-GAAP Financial Measures

In addition to our results determined in accordance with generally accepted accounting principles in the U.S. (“GAAP”), this press release includes net-debt-to-net book capitalization and adjusted net income.

Net-debt-to-net-book capitalization

Net-debt-to-net book capitalization is a supplemental measure of our leverage that is not required by, or presented in accordance with, GAAP and should not be considered as an alternative to debt-to-book capitalization or any other measure derived in accordance with GAAP. We caution investors that amounts presented in accordance with our definition of net-debt-to-net book capitalization may not be comparable to similar measures disclosed by our competitors because not all companies and analysts calculate this non-GAAP financial measure in the same manner. We present this non-GAAP financial measure because we consider it to be an important supplemental measure of our leverage and believe it is frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry.

We define net-debt-to-net book capitalization as:

•	Total debt, less cash and cash equivalents, divided by
•	Total debt, less cash and cash equivalents, plus stockholders’/members’ equity.

This non-GAAP financial measure has limitations as an analytical tool in that it subtracts cash and cash equivalents and therefore may imply that the Company has less debt than the most comparable measure determined in accordance with GAAP. Because of this limitation, this non-GAAP financial measure should be considered along with other financial measures presented in accordance with GAAP. The presentation of this non-GAAP financial measure is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. We have reconciled this non-GAAP financial measure with the most directly comparable GAAP financial measure in the following table:

As of (in thousands, except percentages)	March 31, 2024	December 31, 2023
Notes payable	$4,247	$75,627
Stockholders’/Members’ equity	333,115	208,903
Total capitalization	$337,362	$284,530
Debt-to-book capitalization	1.3%	26.6%
Notes payable	$4,247	$75,627
Less: cash and cash equivalents	32,778	19,777
Net debt	(28,531)	55,850
Stockholders’/Members’ equity	333,115	208,903
Total net capitalization	$304,584	264,753
Net debt-to-book capitalization	(9.4)%	21.1%

Adjusted net income

Adjusted net income is not a measure of net income or net income margin as determined by GAAP. Adjusted net income is a supplemental non-GAAP financial measure used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders, and rating agencies. We define adjusted net income as net income adjusted for the tax impact using a 25.0% federal and state blended tax rate (assuming 100% public ownership to adjust for the impact of taxes on earnings attributable to Smith Douglas Holdings LLC as if Smith Douglas Holdings LLC was a subchapter C corporation in the periods presented).

Management believes adjusted net income is useful because it allows management to more effectively evaluate our operating performance and comparability to industry peers who record income tax expense on their income before tax as opposed to the income of Smith Douglas Holdings LLC not being taxed at the entity level and, therefore, not reflecting a charge against earnings for income tax expense. Adjusted net income should not be considered as an alternative to, or more meaningful than, net income or any other measure as determined in accordance with GAAP. Our computation of adjusted net income may not be comparable to adjusted net income of other companies. We present adjusted net income because we believe it provides useful information regarding our comparability to peers.

The following table presents a reconciliation of adjusted net income to the GAAP financial measure of net income for each of the periods indicated:

Three months ended March 31, (in thousands, except percentages)	2024	2023
Net income	$20,486	$28,826
Provision for income taxes	921	—
Income before income taxes	21,407	28,826
Tax-effected adjustments(1)	5,352	7,207
Adjusted net income	$16,055	$21,619
(1)
For the year ended December 31, 2023 and 2022, our tax expenses assumes a 25.0% federal and state blended tax rate (assuming 100% public ownership to adjust for the impact of taxes on earnings attributable to Smith Douglas Holdings LLC as if Smith Douglas Holdings LLC was a subchapter C corporation in the periods presented).